 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 27, 2009

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 27, 2009, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (the “Registrant” or “UIL Holdings”), closed on a bank financing in the amount of $121.5 million with a syndicate of banks (the “Equity Bridge Loan” or “EBL”).  The proceeds of the EBL will be used by UI to fund its commitments as a 50% owner of GenConn Energy LLC (“GenConn”), a joint venture to build new peaking generation plants chosen by the DPUC to help address the State of Connecticut’s growing need for power generation during the heaviest load periods.  The facility permits borrowings at fluctuating interest rates at a Base Rate, as defined in the EBL, and also permits borrowings for fixed periods of time specified by UI at fixed interest rates determined by the Eurodollar interbank market in London (“LIBOR”). The covenants in the EBL are substantially the same as those set forth in the Company’s current bank facility, including the requirement that UI maintain a ratio of (i) the total principal amount of all debt of UI to (ii) consolidated capital of UI, as of the last day of each quarter, of not greater than 0.65 to 1.00.  UI will draw on this facility as needed to fund its commitments to GenConn as construction progresses.  UI does not have any further funding commitments to GenConn at this time and does not guarantee any of GenConn’s obligations.

GenConn obtained project financing on April 27, 2009 in a separate transaction that makes $243 million available to GenConn for construction and related activities, and $48 million available under a working capital facility (collectively, the “Project Financing”).  UI expects that those funds, together with the funds committed by UI and GenConn’s other 50% owner, NRG Energy, will be sufficient to allow GenConn to complete the construction of its planned peaking generation facilities located at existing NRG sites in Milford, Connecticut (“GenConn Devon”) and Middletown, Connecticut (“GenConn Middletown”).

The EBL is to be repaid upon the earlier of the maturity date or attainment of commercial operation, which is expected to be June 2010 for the GenConn Devon and June 2011 for GenConn Middletown.  The initial maturity date of the EBL loan is April 27, 2010, and may be extended to June 1, 2011, so long as on the date of extension project construction is continuing and the Project Financing is not due and payable.

A copy of the press release issued on April 27, 2009, jointly by the Registrant and NRG, discussing, among other items, the bank financing is attached hereto as Exhibit 99.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or An Obligation under an Off-Balance Sheet Arrangement.

UIL Holdings executed two separate Guarantee Agreements, one on September 5, 2008 related to GenConn Devon and one on October 29, 2008 related to GenConn Middletown (the “Guarantees”) for the benefit of GE Packaged Power, Inc. (“Contractor”), an affiliate of General Electric Company.  UIL Holdings guaranteed to Contractor that in the event GenConn Devon or GenConn Middletown (each a “Buyer”) failed to perform or observe the terms and provisions of its agreement (its “Contract”) with Contractor for the supply of four LM6000 gas turbine generators to be installed at each Buyer’s to-be constructed peaking power generation facilities, UIL Holdings would take steps necessary to achieve performance or observance of the Buyer’s Contract.  UIL’s exposure under each of the guarantees was to be reduced as the Buyer made periodic payments under its Contract, and was to be eliminated on the date the Buyer secured financing in an amount that demonstrated the Buyer’s financial capability to meet their obligations under its Contract In connection with the EBL obtained by UI and the Project Financing obtained by GenConn on April 27, 2009, UIL’s obligations under its guarantee agreements with GE Packaged Power, which amounted to approximately $46.7 million in aggregate as of March 31, 2009, were terminated.

In addition, UI was a party to a revolving credit agreement (the “Agreement”) with Union Bank of California, N.A. (“UBOC”) that was to extend to May 25, 2009.  The borrowing limit under the facility was $25 million.  The facility permitted borrowings at fluctuating interest rates, based on UBOC’s Reference Rate and the Federal Funds Rate, as defined in the Agreement, and also permitted borrowings for fixed periods of time specified by UI at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  In connection with UI obtaining the EBL, UI terminated the Agreement on April 27, 2009.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2009, UIL Holdings amended its By-Laws, as approved by its Board of Directors (Board), to provide that the number of directors who will constitute the entire Board of Directors will be determined from time to time by the Board of Directors but shall be no more than twelve.  The Board also determined that effective as of May 13, 2009, the date of UIL Holdings’ annual meeting of shareowners, the Board shall consist of eleven directors.  Previously, the By-Laws had provided that the number of directors was to be twelve.  A copy of the amendment to the UIL Holdings By-Laws is attached hereto as Exhibit 3.2a.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits – The following exhibit is filed as part of this report:

3.2a	Amendment to Bylaws of UIL Holdings Corporation, dated April 27, 2009.
99	Press release, dated April 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 05/01/09	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

3	Amendment to Bylaws of UIL Holdings Corporation, dated April 27, 2009.
99	Press release, dated April 27, 2009.